Exhibit 14.1

ADMINISTRATION POLICY

SUBJECT: CODE OF ETHICS AND CONDUCT	PAGE: 1 OF 11	NO.: A200

DATE: JULY 29, 2004
SECTION: ETHICS AND COMPLIANCE	REVISED: APRIL 1, 2009
Arcadia Resources, Inc. Code of Ethics and Conduct
as Amended and Restated Effective April 1, 2009
Policy:
As providers of essential products and services to the public, Arcadia Resources, Inc., and all subsidiary companies (referred to collectively as “Arcadia”, the “Company” or “KAD”) are committed to the highest standards of integrity and ethical conduct.
The Company will comply with all laws of our rapidly changing industry, the policies governing our relationship with employees, and the laws relating to our status as a provider of Medicare and Medicaid services, and as a publicly-owned company.
This Code applies to all employees of the Company, as well as all directors, officers (including the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer and individuals serving in similar capacities) and subject subcontractors (e.g. independent contractors, consultants and agents who conduct business on behalf of Arcadia) of the Company. All directors, officers and subject subcontractors of the Company are subject to all provisions of this Code, even though certain provisions of this Code may specifically reference employees and omit reference to directors, officers and/or subject subcontractors.
Our principles of business conduct are described here, but the Code does not cover every situation, nor does it set forth every applicable rule. We are also guided by other corporate polices, practices and procedures, as well as common sense standards and our personal commitment to ethical behavior. This Code serves as a guide to all directors, officers, employees and subject subcontractors in their day-to-day decision making.
Some of the policies and procedures referenced in this Code may be the subject of other policies, procedures, and employee handbooks issued by the Company from time to time. Any conflict between this Code and any other policies, procedures, and employee handbooks will be resolved such that the more stringent provision governs. The Arcadia Board of Directors, acting through the Corporate Ethics & Compliance Officer, is responsible for applying and interpreting the policies, practices and procedures specified in this Code.
This code replaces and supersedes all prior codes of ethics previously adopted by the Company. From time to time, this Code may be amended or superseded by the Arcadia Board of Directors, at which time an updated version of the Code will be distributed and will supersede the prior version of the Code, effective upon distribution of the Code. Distribution may occur by various means, including posting our internet and/or intranet website. If the Company makes a substantive amendment to this Code of Ethics, it will disclose such amendment either by filing a Form 8-K or by posting the information on its website at www.arcadiahealthcare.com.
For ease of access, each local office and the corporate office will maintain a master copy of this policy as well as all other policies referenced in this Code, and such copies will be available to all employees, officers, directors and subject subcontractors during normal business hours.

SUBJECT: CODE OF ETHICS AND CONDUCT	PAGE: 2 OF 11	NO.: A200

DATE: JULY 29, 2004
SECTION: ETHICS AND COMPLIANCE	REVISED: APRIL 1, 2009
YOUR OBLIGATIONS UNDER OUR CODE
It is the responsibility of every employee, director, officer and subject subcontractor of the Company to understand and comply with both the letter and spirit of this Code. Each year, every director, officer, employee and subject subcontractor will be asked to sign a statement affirming they have read, understand, and agree to abide by the Company’s Code of Ethics and Conduct, and are in full compliance with the Code.
This Code outlines key responsibilities to ensure that we act at all times responsibly, ethically, and lawfully. If you are unsure of the appropriateness or ethics of any activity, ask yourself the following questions:
•	Does it comply with all state, federal and local laws and/or the Arcadia Code of Ethics and Conduct?

•	How would our customers, shareholders, and the general public look upon it?

•	Does it make you uncomfortable because it appears to conflict with the Code?
All employees are expected to:
•	Attend required educational and training sessions relating to the Company’s corporate ethics and compliance program;

•	Be aware of all procedures of the corporate ethics and compliance program, including the mandatory duty of all employees to report actual or possible violations of laws and regulations;

•	Understand and follow the policies of the corporate ethics and compliance program, especially those that relate to the employee’s functions within the Company;

•	Report actual or potential violations of laws and regulations to their employer; and

•	Notify a supervisor or manager within 24 hours of any criminal investigation or conviction.
Obligation to Report Violations
Reporting Methods
All individuals affiliated with Arcadia and its member entities are required to report any policy, procedure or activity which they believe may not be in compliance with laws and regulations, or our own policies. Reporting is vital, because management cannot fix a problem if it doesn’t know about it. Employees are encouraged to report any situation that seems wrong to:
•	A supervisor/manager

•	A senior management representative or Vice President

•	The Corporate Ethics & Compliance Officer

•	The Compliance Hotline: 1-800-558-9683
Any person who receives a report of an actual or potential violation is responsible for assuring that such report is communicated promptly to the Corporate Ethics & Compliance Officer.
Arcadia believes that good faith reporting is a key component of our corporate ethics and compliance program. No one should be punished for trying to do the right thing.
Individuals will not be subject to retaliation by any persons affiliated with Arcadia based on reports that are submitted in good faith. Any such retaliation will be considered a violation of the corporate ethics and compliance program and should be reported immediately to the Corporate Ethics & Compliance Officer.

SUBJECT: CODE OF ETHICS AND CONDUCT	PAGE: 3 OF 11	NO.: A200

DATE: JULY 29, 2004
SECTION: ETHICS AND COMPLIANCE	REVISED: APRIL 1, 2009
Anonymous Reporting
Even though retaliation for good faith reporting is prohibited, some employees may prefer to make an anonymous report. The Ethics and Compliance Hotline is the best way to do this. This is a non-caller identification line that can only be accessed by the Corporate Ethics & Compliance Officer. Voicemail capability is present for 24-hours-a-day access by calling 1-800-558-9683.
Anyone can use the Ethics and Compliance Hotline, not just people who wish to be anonymous. Leaving a name and number makes it easier to ask follow-up questions; and it is very difficult to give follow-up reports to anonymous callers. Nonetheless, all calls to the Ethics and Compliance Hotline will be investigated.
You may report a violation in person, by telephone or in writing. Violations reported in writing may be anonymous, but should give a sufficiently detailed description of the factual basis for the allegations to allow for an appropriate investigation.
Requests for guidance or reports should be directed to:
Corporate Ethics & Compliance Officer
Arcadia Resources, Inc.
26777 Central Park Blvd., Suite 200
Southfield, Michigan 48076
Telephone: (248) 352-7530
Ethics and Compliance Hotline: 1-800-558-9683
If your concern involves a violation of internal accounting controls, or your concern relates to questionable accounting, financial reporting or auditing matters, you may report directly, confidentially, (and anonymously, if you wish) by writing to the Chair of the KAD Audit Committee:
Chair, Audit Committee of the KAD Board of Directors
Arcadia Resources, Inc.
9229 Delegates Row, Suite 260
Indianapolis, IN 46240
Attn: Confidential/To be Opened by Addressee Only
Possible violations of this Code will be investigated by the Corporate Ethics & Compliance Officer or by an appropriate independent committee of the Board, and appropriate action will be taken if violations are found, up to and including possible termination.
Confidentiality regarding those who make compliance reports and those potentially involved is maintained to the extent allowed by law during a compliance investigation.

SUBJECT: CODE OF ETHICS AND CONDUCT	PAGE: 4 OF 11	NO.: A200

DATE: JULY 29, 2004
SECTION: ETHICS AND COMPLIANCE	REVISED: APRIL 1, 2009
OUR WORKPLACE ENVIRONMENT
Non-Discrimination
One of the Company’s guiding values is respect for one another. As a company, we expect that all directors, officers, employees and subject subcontractors treat one another with respect and dignity, creating a safe, comfortable, and enjoyable place to work. For more detail, please see Arcadia policy HR200 Equal Employment Opportunity.
Harassment-Free Workplace
Arcadia prohibits harassment relating to race, color, sex, religion, sexual orientation, height, weight, health, age, creed, national origin, marital status, veteran status, or disability.
The Company will not tolerate harassment or discrimination in the workplace. We value a work environment that is free of verbal or physical harassment regarding racial, ethnic, religious, physical or sexual characteristics, sexual orientation, race, color, creed, national origin, sex, age, disability, marital status, citizenship status or any other prohibited factor. This policy applies to conduct that is made a condition of employment; is used as a basis for employment decisions; creates an intimidating, hostile, or offensive working environment; or unreasonably interferes with an individual’s work performance.
For more detail, please see Arcadia policy HR710 Harassment.
Substance-Free Environment
Arcadia’s policy prohibits use or possession of alcohol, illegal drugs and other controlled substances in the workplace (other than prescription medication) or being under the influence of such substances on the job. For more detail, please see Arcadia policy HR253 Drug-Free Workplace.
Violence in the Workplace
The Company will not tolerate threats or acts of violence or physical intimidation of any kind in the workplace. Any person who has been threatened with or subjected to physical violence by another employee should report it to their supervisor/manager. The possession of weapons, firearms or any dangerous devices is prohibited on Company property.
Conflicts of Interest
Arcadia will conduct its business affairs according to the highest standards of integrity. There can be no deviation from complete honesty in business transactions. Use of Arcadia funds or internal business information for improper purposes and dishonest practices is absolutely forbidden.
The Company permits the employment of qualified relatives of employees as long as such employment does not, in the opinion of the Company, create an actual or perceived conflict of interest. The Company, however, strongly discourages any relative to work in a position that creates a supervisor-subordinate relationship with another relative. In addition, the
Company strongly discourages any employee and their “close friends” or “significant others” to work in positions that create a supervisor-subordinate relationship. The actions of family members, close friends and significant others can create a conflict because employees lose objectivity when making business decisions. The appearance of such a conflict mandates, at a minimum, reporting to the Corporate Ethics & Compliance Officer, and if it involves a named executive officer, reporting to the Board of Directors.
For more detail, please see Arcadia policy A202 Conflict of Interest.

SUBJECT: CODE OF ETHICS AND CONDUCT	PAGE: 5 OF 11	NO.: A200

DATE: JULY 29, 2004
SECTION: ETHICS AND COMPLIANCE	REVISED: APRIL 1, 2009
BUSINESS OPPORTUNITIES OR EMPLOYMENT
Directors, officers, employees and subject subcontractors are expressly prohibited from personally taking opportunities discovered through the use of company property, information or position.
Any outside employment, activities or services, with or without compensation, that would divert time and attention away from an employee’s job performance or require work during company business hours should be avoided. Those who serve as a director, officer or consultant with any company that does business with Arcadia must notify the Corporate Ethics & Compliance Officer.
Other Financial Interests
If an employee or any immediate family member has any significant financial interest in a business that does or seeks to do business with, or is in competition with the Company or any subsidiary, the Corporate Ethics & Compliance Officer must be promptly notified. In cases involving a member of the Arcadia Board of Directors and any executive officer, approval must be obtained by the independent members of the Board of Directors.
Note: A “significant financial interest” is defined as ownership by an employee and/or family member of more than 1% of the outstanding capital value of an entity.
Arcadia will work with the employee/family member to determine the appropriate course of action.
Gifts and Entertainment
The sale of the Company’s products and services should always be free from the perception that favorable treatment was sought, received or given in exchange for the furnishing or receipt of business gifts or favors. Employees should not give or accept entertainment, gifts, favors or courtesies that could influence, or appear to influence, business decisions in favor of any person or organization with which the Company has or is likely to have business dealings. It is important that all relationships with customers, vendors, agents and other business partners be based on lawful and fair business practices and not present or create the appearance of a conflict of interest.
The Company complies with the Federal Anti-kickback Statute and Stark Laws and prohibits giving or offering to give remuneration to another if the payment is intended to induce the recipient to refer, purchase, order or lease an item or service (or arranges for or recommends the same) for which payment will be received by the Company from a Federal Healthcare Program.
Reasonable business entertainment that is in the best interest of the Company is allowed, but only if consistent with accepted business practices and of sufficiently limited value and in a form that will not be construed as improper. However, employees must also make sure the practice does not violate any law or regulation or the standards of conduct of the recipient’s organization.
No gifts or favors should be accepted from or given to clients other than infrequent gifts of insignificant value ($25 or less), if doing so is consistent with common courtesy and accepted business practice. Accepting an occasional meal or entertainment in connection with a business relationship is allowed, but only if it would be appropriate to reciprocate.
No gifts in excess of $100 in the aggregate should be accepted from or given to any one source in any given year. At no time will gifts be offered by an Arcadia employee to a government employee.

SUBJECT: CODE OF ETHICS AND CONDUCT	PAGE: 6 OF 11	NO.: A200

DATE: JULY 29, 2004
SECTION: ETHICS AND COMPLIANCE	REVISED: APRIL 1, 2009
PROTECTING COMPANY ASSETS AND INFORMATION
The Company’s success depends on each of us protecting company assets, including physical equipment, funds, information, and reputation.
Theft and Fraud
Fraud — the act or intent to cheat, trick, steal, deceive or lie — is both dishonest and, in most cases, criminal. Intentional acts of fraud are subject to strict disciplinary action, including dismissal and possible civil and/or criminal action.
Taking or stealing or knowingly misappropriating the Company’s assets or the assets of any employee or customer is improper and/or illegal. Submitting false expense reports, forging or altering checks, the unauthorized reporting of business transactions or destroying anything of value belonging to the Company without consent, constitutes fraud under company policy.
Any director, officer, employee or subject subcontractor who suspects fraud or theft must report their concern to the Corporate Ethics & Compliance Officer.
Limitations on Personal Loans to Directors and Officers
U.S. securities laws strictly limit Arcadia from extending credit or making personal loans to its directors or officers. The Company regards these limitations as applicable to all employees of all companies that Arcadia owns or operates.
HIPAA Privacy, Security, and Confidentiality
The protection of the Company’s proprietary and confidential business information, including the confidentiality of client and patient records, is critical to our ability to compete and to comply with federal and state securities laws. Violations of any applicable law could expose the Company and/or the person to severe criminal or civil liability. Arcadia may require some employees to sign a confidentiality agreement. For more detail, please see Arcadia policy HR304 Confidentiality.
Electronic Files and Information
Arcadia’s electronic and telecommunications systems, including but not limited to e-mail, the intranet, Internet, telephones, and voice mail, are the property of the Company, and are to be used primarily for business purposes in accordance with internal policies and procedures. In some instances, use is further regulated by Federal law regarding use and disclosure of PHI (Protected Health Information) and HCBI (Health Care Business Information) in electronic communications.
Personal use of these resources should not assume privacy, whether for creating, storing, sending, or receiving non-business communications. For more detail, please see Arcadia policy IT122 User Access Administration.
Interacting with the Media and Other Outside Parties
It is important that public statements that might be attributed to the Company be carefully considered. Personal views must be kept separate from Company views.
To protect Arcadia and our employees, no one should speak publicly for the Company unless specifically authorized to do so by the CEO. If you are approached by the media or any investor regarding the Company, direct them to the CEO.
Posting information on Internet bulletin boards or communicating in chat rooms is essentially the same as talking to the media. Employees should not use these forums to discuss Company matters or to respond to comments about Arcadia. If an employee sees a comment or posting of concern, they should bring it to the attention of their supervisor or manager.
The Company has a formal detailed policy concerning disclosures to the media and outside parties. For more detail, see policy A160 Organizational Communication. Employees with questions concerning this policy should contact the Corporate Ethics & Compliance Officer or the CEO.

SUBJECT: CODE OF ETHICS AND CONDUCT	PAGE: 7 OF 11	NO.: A200

DATE: JULY 29, 2004
SECTION: ETHICS AND COMPLIANCE	REVISED: APRIL 1, 2009
Marketing and Customer Relations
Marketing and sales information (this includes oral statements and written material distributed to patients / clients / customers / families, referral sources or to the general public) will reflect appropriate and accurate information regarding the care and services that we are capable of providing in accordance with state and federal laws and regulations, either directly or through contractual agreement.
Insider Information and Trading Arcadia Resource Securities
Company policy and U.S. securities laws prohibit employees from buying or selling Company stock or any other kind of public security using insider information.
Note: Insider information is information not yet disclosed to the public that might be significant to an investor in deciding whether to buy, sell or hold stock.
It is also unethical and illegal to disclose such information to others (e.g., “tipping”) so that they may trade based on that information. Company policy applies primarily to Arcadia’s own stock, but also applies to confidential information that an employee learns about other companies through their job with Arcadia.
Arcadia directors, officers and certain senior-level employees have additional disclosure requirements and other obligations relative to trading in Arcadia stock.
Violations of Insider Trading Laws
No employees, officers or directors of the Company or its subsidiaries may trade Arcadia common stock or other securities when aware of any material, non-public information about the Company or its subsidiaries, no matter how you acquired the information. You also must not “tip” or disclose material, nonpublic information to anyone, including people in your immediate family, friends or anyone acting for you (such as a stockbroker). The circumstances under which material, nonpublic information concerning the Company or its subsidiaries may be disclosed to third parties for legitimate business purposes is addressed by other Company policy.
There are harsh civil and criminal penalties if you wrongly obtain or use material, non-public information when you decide whether to trade the Company’s securities, or if you give that information to another person who uses it in trading the Company’s securities.
The following penalties apply under Exchange Act Rule 10b-5, which prohibits trading on the basis of material non-public information: (1) imprisonment for up to 20 years, (2) criminal fines of up to five million dollars, (3) civil penalties of up to three times the profits gained or losses avoided, (4) prejudgment interest, and (5) private party damages. Further, you may be obligated to pay back any money you made on the trade. Additionally, Arcadia could be held liable for your violation and the Company’s reputation may be damaged.
Violations of this policy may result in disciplinary action, including dismissal from employment or removal from office for cause.
Material, nonpublic financial and other information may not be disclosed, except as permitted by company policy. Anyone with questions concerning this policy should contact the Corporate Ethics & Compliance Officer or the CEO. For more detail, please see Arcadia policy A220 Trading of Company Securities.
Financial Reporting and Controls
Arcadia requires full, fair, accurate, timely and understandable disclosure in reports and documents filed with or submitted to the Securities and Exchange Commission, the IRS, other governmental regulators, and in all public communications made by the Company.
All directors, officers, employees and subject subcontractors will work to maintain the integrity of the Company’s recordkeeping and reporting systems. All business transactions must be properly authorized, and completely and accurately recorded on the Company’s books.

SUBJECT: CODE OF ETHICS AND CONDUCT	PAGE: 8 OF 11	NO.: A200

DATE: JULY 29, 2004
SECTION: ETHICS AND COMPLIANCE	REVISED: APRIL 1, 2009
No false or inaccurate records or entries may be made for any reason. Directors, officers, employees and subject subcontractors should report any indication that company records are being falsified to the Corporate Ethics & Compliance Officer or directly to the Company’s Board Audit Committee.
Section 303 of the Sarbanes-Oxley Act specifically makes it unlawful to take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified accountant engaged in the performance of an audit of the financial statements of that issuer for the purpose of rendering such financial statements materially misleading. All directors, officers, employees and subject subcontractors are prohibited from taking any such actions.
Fiscal Responsibility
•	Arcadia will operate in a fiscally responsible manner.

•	Personnel are encouraged to contribute their ideas and suggestions for improving the Company’s fiscal performance.

•	The cost of service includes only legitimate expenses, and is billed consistent with the type and amount of service provided.

•	Clients/patients/customers/families are informed of Arcadia charges and their level of responsibility for those charges prior to initiation of service or change in service.

•	Salaries and benefits will be consistent with an employee’s responsibility and the size and geographical location of the local office.

•	Engaging in any form of kick-back or pay-off activities is strictly prohibited, including compensating or sharing financial risk with any physicians, vendors, or other providers.
OTHER PRINCIPLES
Fraud and Abuse
Arcadia’s policy has always been to uphold the laws that govern our industry. Consistent with this policy, all employees are required to abide by the Medicare and Medicaid fraud and abuse laws.
•	All Company and client/patient records will be prepared and maintained accurately and truthfully to applicable standards.

•	Bills and claims are only to be submitted when services are actually rendered and fully documented in client/patient medical records. Bills and claims are to contain accurate diagnoses and service codes (ICD-9 and CPT codes).
Employees with knowledge of actual or potential deviation from submission of complete and accurate bills or claims have a duty to promptly report the problem to the Corporate Ethics & Compliance Officer or a supervisor authorized to address the concern.
Federal False Claims Act (Whistleblower Statutes)
The False Claims Act is a federal statute that covers fraud involving any federally funded contract or program, including the Medicare and Medicaid programs. The Act establishes liability for any person who knowingly presents or causes to be presented a false or fraudulent claim to the U.S government for payment. For more detail, including state-specific provisions, please see policy A210 False Claims Act.
Antitrust
Antitrust laws were written to promote free and competitive business practices, and violations of them carry serious criminal and civil penalties.
These laws prohibit any business arrangements between competitors or potential competitors intended to restrict competition in the market.
Such practices that would violate antitrust laws include: price fixing, division of territories or customers, boycotting of third parties, and exclusive dealings with suppliers or physicians.
Antitrust laws are complex and violations are determined on the facts and circumstances of each situation. If an employee is aware of a possible antitrust arrangement, they are required to contact the Corporate Ethics & Compliance Officer for review and possible follow-up with legal counsel.

SUBJECT: CODE OF ETHICS AND CONDUCT	PAGE: 9 OF 11	NO.: A200

DATE: JULY 29, 2004
SECTION: ETHICS AND COMPLIANCE	REVISED: APRIL 1, 2009
Government Investigations
A large number of federal and state government agencies may investigate companies such as Arcadia for various reasons.
The fact that a governmental agency investigates the affairs of Arcadia or its affiliates does not mean they have concluded that a civil or criminal offense has occurred. Because we have confidence that all employees, officers, directors and subcontractors strive to comply with applicable laws, Arcadia’s general policy is to cooperate with all government investigations.
To further its compliance efforts, Arcadia should be fully informed about any pending governmental investigations concerning the Company when contact has been made with Arcadia employees.
Arcadia encourages its employees to immediately notify either the Corporate Ethics & Compliance Officer or any other person in a management position after receiving an inquiry from government agencies who are or may be conducting any investigation of the Company. These contacts could occur either while the employee is working or during off hours at the employee’s home. A “government inquiry” for the purposes of this policy includes a request made of the employee for a future interview.
Whether conducted at work or at home, the government investigator may request an interview. Unless the investigator has a subpoena or court order, employees have the right to decline the interview. If an employee accepts an interview, they also have the right to have an attorney present. Both of these decisions—whether or not to be interviewed and whether to have legal counsel present—are the employee’s alone. Neither Arcadia nor the government can force an employee to do one or the other.
This is not meant to deter Arcadia employees from cooperating or assisting with any governmental investigations. It is meant to advise employees of their rights and to encourage them to notify the Company if they become aware of an investigation.
Client/Patient Rights and Responsibilities
Arcadia recognizes, respects, and upholds in all our duties and actions, client/patient/customer rights and responsibilities as published, posted and distributed by Arcadia or the staffing customer, as applicable. For more detail, please see Arcadia policy SD100 Patient Rights & Responsibilities.
Direct and Indirect Patient Care Situations
We protect the integrity of clinical decision making regardless of how it compensates or shares financial risk with its leaders, managers, or clinical staff. All clinical decisions are based on identified patient health care needs as defined in an assessment and plan of care/service plan policies and procedures.
•	We will provide qualified staff and appropriate placement based on qualifications and skill sets

•	In staffing relationships, during the course of their assignments, our staff will respect and subscribe to a facility’s Code of Ethics.
Relationship to Other Health Care Organizations
The corporate management team ensures that Arcadia is not harmed by any relationship it has with another entity. We honestly and conscientiously cooperate with others in providing patient/client care services and information for admission, transfer or discharge of our patients/clients.
•	We engage in ethical business practices in the conduct of our affairs so that maximum fair trade is maintained.

•	We inform clients/patients, and their families of any financial benefit to Arcadia when they are referred to another organization, service or individual.

•	We conduct business and clinical matters in a manner that prevents any conflict of interest in our practices.

SUBJECT: CODE OF ETHICS AND CONDUCT	PAGE: 10 OF 11	NO.: A200

DATE: JULY 29, 2004
SECTION: ETHICS AND COMPLIANCE	REVISED: APRIL 1, 2009
Ethics & Compliance Committee
Arcadia’s Ethics & Compliance Senior Leadership Committee and its Ethics & Compliance Steering Committee will address ethical and compliance program issues involving Arcadia employees and patient/customers/clients in the areas of general care, admission, transfer, and discharge practices, billing and payroll practices, potential areas for conflicts of interest, and employee, client, patient, and customer satisfaction.
The Ethics & Compliance Steering Committee reports to the Ethics & Compliance Senior Leadership Committee who reports to the Arcadia’s Board of Directors and the Audit Committee of the Board of Directors. For more information, please see policy A204 Ethics Committee and Arcadia’s Corporate Ethics & Compliance Plan.
Waivers of the Code of Ethics and Conduct
Any express or implied waiver or any amendment of this Code may only be made by the Company’s Board of Directors and will be promptly disclosed as required by law. If the Board of Directors grants a waiver from this Code of Ethics, the Company will disclose such waiver either by filing a Form 8-K or by promptly posting the information on its website at www.arcadiahealthcare.com.
Procedure:

Responsibility	Action

Location Manager / Designated management representative	1. Ensures that associates are oriented to Code of Ethics and other policies referenced in the Code and that they have an opportunity to view master copies, and ask questions.

2. Presents Employee, Officer and Director Acknowledgement and Agreement form to associate and ensures they read, sign, and return it to designated manager \ management representative.

3.    If a field associate, files acknowledgement form in their personnel file in local office. If an administrative associate, forwards original copy of acknowledgement form to corporate office in Southfield, Michigan, office, to the attention of Human Resources for logging and filing.

4.    Uses ARCS to track yearly anniversary date for signing a new acknowledgement form (for field employees). Corporate Human Resources will track anniversary dates for administrative employees and notify local offices via email as appropriate.

Independent Contractors

Location Manager/designee	1. Determines need for subcontractor services. Coordinates with corporate Contracting department to ensure that Code of Ethics is reviewed and signed when contract is executed.

Contract Specialist	1. Forwards copy of signed acknowledgement form to Human Resources for input into ethics training database.

Human Resources representative	1. Ensures that signed acknowledgement form is appropriately entered into tracking tool.

2. Notifies local office when ethics training is due for subcontractor

3. Coordinates with Contracting department to ensure Code of Ethics is reviewed and signed annually or at time of contract renewal.

SUBJECT: CODE OF ETHICS AND CONDUCT	PAGE: 11 OF 11	NO.: A200

DATE: JULY 29, 2004
SECTION: ETHICS AND COMPLIANCE	REVISED: APRIL 1, 2009
ARCADIA RESOURCES, INC.
CODE OF ETHICS AND CONDUCT
As Amended and Restated Effective April 1, 2009
Employee, Officer, Director and Subject Subcontractor Acknowledgement and Agreement
I hereby certify that I have read the entire Arcadia Code of Ethics and Conduct policy as revised effective April 1, 2009 and have had an opportunity to review any questions I might have with my supervisor, manager or the Corporate Ethics & Compliance Officer.
I believe I understand fully how the Code relates to my position. My activities and business conduct are and have been, to the best of my knowledge, in compliance with the Code, except as noted below.
I agree to abide by the Code of Ethics and Conduct policy and I agree to comply with all Company policies and procedures. I understand that my agreement to comply with the Code does not constitute a contract of employment by the Company.
I certify that I have read and understand the Arcadia False Claims Act Policy (A210).
I also certify that unless already disclosed to Arcadia, I have not been convicted of a crime since signing the attestation on the Arcadia application for employment or contract agreement.
Conflict of Interest
If a transaction or matter arises in which I have a conflict of interest, I will promptly disclose:
a.	the nature of the conflict; and

b.	whether I have any reason to believe that the transaction may not be fair or in the best interest of Arcadia; and if so, the reason(s) for such belief.

Name (print):

Employer:

Title:	Last 4 digits of SS#:

Signature:

Date:
Describe below any activities and/or business conduct not in compliance with the Code. Continue on a separate page(s) if necessary. If none, write “none” below. Failure to affirmatively state “none” or to describe any activities and/or business conduct will be construed to mean that your activities and business conduct are, to the best of your knowledge, in compliance with the Arcadia Code of Ethics and Conduct.

Compliance Hotline: 1-800-558-9683
Ethics & Compliance Officer: Kathleen Bulgarelli 1-800-733-8427 ext. 643